Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-275095, No. 333-262419 and No. 333-260116) and Forms S-3 (No. 333-282563, No. 333-275456, No. 333-276537, No. 333-269472, No. 333-269157, and No. 333-267001) of Ensysce Biosciences, Inc. (the “Company”), of our report dated March 10, 2025, relating to the financial statements of the Company (which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

San Diego, California

April 1, 2025